Exhibit 99

Temecula Valley Bank Opens New Loan Production Office in Rancho
Bernardo

    TEMECULA, Calif.--(BUSINESS WIRE)--Dec. 10, 2003--Temecula Valley Bank (OTCBB:TMCV) announces the addition of their new loan production office in Rancho Bernardo. With over 33 years of commercial banking experience, Carl R. Kruse has joined the bank as senior vice president.
    Kruse will be responsible for the lending and management of the Rancho Bernardo loan production office.
    "The addition of our new loan production office in Rancho Bernardo provides us with an opportunity to enter a new growth market and to introduce our unique style of relationship banking to business customers in Rancho Bernardo," said Stephen H. Wacknitz, president and CEO. Wacknitz further commented that subject to regulatory approval, the bank has plans in the near future to open a full service office in Rancho Bernardo.
    Prior to joining Temecula Valley Bank, Kruse served as vice president/manager for California Bank & Trust in Rancho Bernardo for over seven years. His previous experience includes four years as vice president/branch manager of First Pacific National Bank of Escondido. In addition to his banking career, Kruse served on the Poway City Council for over eight years, including two years as mayor. He currently is the immediate past chairman of the board of the Rancho Bernardo Chamber of Commerce and serves on the loan committee for California Southern Small Business Development Corp.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno Calif., Chico, Calif., Anaheim Hills, Calif., Bellevue, Wash., Gurnee, Ill., Avon, Ohio Bradenton, Fla., Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla., and Atlanta, Ga. The bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940